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                                                                   EXHIBIT 10.41

                              EMPLOYMENT AGREEMENT

         This Employment Agreement, dated March 11, 2004 is between Glowpoint, Inc., a Delaware corporation (the "Company"), and Joseph Laezza ("Employee").


         WHEREAS, the Company wishes to employ Employee and Employee wishes to work for Company.

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       POSITION AND RESPONSIBILITIES.

         1.1 POSITION. Employee is employed by the Company to render services to the Company in the position of Vice President, Operations. Employee shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties consistent with his position now or hereafter assigned to Employee by the President and CEO of GlowPoint, Inc. Employee shall abide by the rules, regulations and practices of the Company as adopted or modified from time to time in the Company's reasonable discretion.

         1.2 OTHER ACTIVITIES. Employee shall devote his full business time, attention and skill to perform any assigned duties, services and responsibilities, consistent with the position of Vice President, Operations, while employed by the Company, for the furtherance of the Company's business, in a diligent, loyal and conscientious manner. Except upon the prior written consent of the Board of Directors, Employee will not, during the term of this
Agreement: (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that interferes with Employee's duties and responsibilities hereunder or create a conflict of interest with the Company.

         1.3 NO CONFLICT. Employee represents and warrants that Employee's execution of this Agreement, Employee's employment with the Company, and the performance of Employee's proposed duties under this Agreement will not violate any obligations Employee may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

         1.4 COMMENCEMENT OF WORK. Employee will commence employment with the Company on Monday, March 29, 2004.


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2.       COMPENSATION AND BENEFITS.

         2.1 BASE SALARY. In consideration of the services to be rendered under this Agreement and so long as Employee remains employed by the Company, the Company shall pay Employee a salary of at least $200,000.00 per year (the "Base Salary"). The Base Salary shall be paid in accordance with the Company's regularly established payroll practice. Employee's Base Salary shall be reduced by withholdings required by law. Employee's Base Salary will be reviewed from time to time in accordance with the established procedures of the Company.

         2.2 RESTRICTED STOCK. The Company shall recommend to the Compensation Committee ("Compensation Committee") and to the Board of Directors (the "Board") that Employee be granted restricted stock ("Restricted Stock ") in the amount of 55,000 shares of Common Stock of the Company.

                  (a) Other than as expressly provided herein, the Restricted Stock shall be forfeited if the Employee's employment with the Company is terminated for any reason. Notwithstanding the foregoing, as long as the Employee remains employed by the Company, the risk of forfeiture of the Restricted Stock will irrevocably lapse with respect to 18,333 shares on each of the first and second anniversaries of the commencement of the Employee's employment, and 18,334 upon the third anniversary of the Employee's employment. The employee may, in his discretion and subject to the satisfaction of applicable income and employment tax withholding obligations, make an election under Section 83(b) of the Internal Revenue Code with respect to the Restricted Stock. Employee's entitlement to any Restricted Stock that may be approved by the Board and/or Compensation Committee is conditioned upon Employee's signing of a separate Restricted Stock Agreement and payment of the par value of the Restricted Stock if required.

                  (b) The risk of forfeiture of the Restricted Stock shall lapse upon a Change in Control or Corporate Transaction (as each is defined in the Restricted Stock Agreement) as long as Employee remains employed by the Company on the date of the Change of Control or Corporate Transaction; provided, however, if the surviving company of such Change of Control or Corporate Transaction offers Employee continued employment at an equivalent level in terms of position, compensation and benefits to that existing immediately prior to the Change in Control or Corporate Transaction and the successor entity or its parent assumes the contractual obligations with respect to the Restricted Stock, such risk of forfeiture shall not automatically lapse, but will lapse in accordance to the schedule set forth in paragraph 2.2(a).

         2.3 INCENTIVE COMPENSATION. No later than sixty days after Employee commences his employment, Employee and the President and CEO will establish mutually agreed upon, appropriate goals and metrics by which Employee will be evaluated for 2004. Such goals and metrics will be updated by the Employee and the President and CEO on an annual basis thereafter. If in the opinion of the President and CEO, the Employee meets the mutually agreed upon goals and metrics, Employee will receive incentive compensation in an amount equivalent to forty percent (40%) of his base salary annually. Upon commencement of employment on March 29, 2004,


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Employee will be paid 25% of his first year's incentive compensation, or twenty thousand dollars ($20,000.00). An additional 37.5% or thirty thousand dollars ($30,000.00) of the first year's incentive compensation will be guaranteed and payable upon completion of six (6) months continued employment by Employee. The pro-rated balance of the first year's incentive compensation, or ten thousand dollars ($10,000.00), remains at risk against Employee meeting mutually agreed upon goals and metrics by the end of the first year's employment. If Employee is terminated for Cause (as defined below) or if Employee voluntarily resigns, prior to completing the initial six (6) months of employment, the first 25% of guaranteed incentive compensation or twenty-thousand dollars ($20,000.00) must be repaid to the Company.

         2.4 BENEFITS. Employee shall be eligible to participate in all benefits made generally available by the Company to similarly-situated employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company's sole discretion.

         2.5 EXPENSES. The Company shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the performance of Employee's duties hereunder in accordance with the Company's expense reimbursement guidelines, as they may be amended in the Company's sole discretion. These benefits include COBRA expenses for Employee and eligible dependents until Employee becomes eligible to participate under the GlowPoint health and welfare plan.

         2.6 CAR ALLOWANCE. The Company will reimburse Employee up to $400 per month for the lease of a car to conduct Company business. Reimbursement will be made upon presentation of receipts according to the Company's reimbursement guidelines.

         2.7 VACATION. Employee will be entitled to accrue 3 weeks of paid vacation per year. Such vacation must be used in the year in which it is accrued and may not be carried over from year to year.

3.       EMPLOYMENT AND SEVERANCE.

         3.1 EMPLOYMENT. Either the Company or Employee may terminate Employee's employment with the Company at any time, for any reason or no reason at all so long as they comply with the terms in this section 3.

         3.2 TERMINATION FOR CAUSE OR VOLUNTARY RESIGNATION. If Employee is terminated for Cause (as defined below) or if Employee voluntarily resigns, Employee will be entitled to his Base Salary and other benefits through the last day actually worked. Thereafter, all benefits, compensation and perquisites of employment will cease.

         3.3 TERMINATION WITHOUT CAUSE, RESIGNATION FOR GOOD REASON OR DEATH. If Employee is terminated without Cause, or Resigns for Good Reason (as defined below), or dies, Employee shall be entitled to severance equal to 12 months salary, at his then current rate of compensation. Such severance shall be paid either as a lump sum or as salary continuation, at the Company's discretion. In the event that the Employee is terminated without Cause, or Resigns for Good Reason, or dies, Employee will also be entitled to one year of accelerated vesting on the Restricted Stock to be granted pursuant to this


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Agreement and the forfeiture provisions as to the Restricted Stock which is subject to accelerated vesting will lift. In addition, in the event that the Employee is terminated without Cause, or Resigns for Good Reason, and if Employee timely elects COBRA coverage, the Company will pay the employer contribution portion of the COBRA coverage on Employee's behalf for a period of up to one year.

         3.4 DEFINITION OF CAUSE. For purposes of this Agreement, Cause shall mean, in the judgment of the Company: (i) Employee willfully engages in any act or omission which is in bad faith and to the detriment of the Company; (ii) Employee exhibits unfitness for service, dishonesty, habitual neglect, persistent and serious deficiencies in performance, or gross incompetence, which conduct is not cured within fifteen (15) days after receipt by Employee of written notice of the conduct; (iii) Employee is convicted of a crime; or (iv) Employee refuses or fails to act on any reasonable and lawful directive or order from the President and CEO, which refusal is not cured within fifteen (15) days after receipt by the Employee of written notice thereof. Notice of any termination for Cause shall be given in writing to the Employee, which notice shall set forth in reasonable detail all acts or omission upon which the Company is relying for such termination prior to the effective date of the termination.

         3.5 DEFINITION OF RESIGNATION FOR GOOD REASON. For purposes of this Agreement, Resignation for Good Reason shall mean if Employee resigns because:
(i) there has been a diminution in his Base Salary; (ii) he is required to be based in an office that is more than 75 miles from the current location of the office; (iii) he is assigned duties that are materially inconsistent with his position as Vice President, Operations; or (iv) there is a material diminution of his status, office, title or reporting requirements.

4.       TERMINATION OBLIGATIONS.

         4.1 RETURN OF PROPERTY. Employee agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Employee incident to Employee's employment belongs to the Company and shall be promptly returned to the Company upon termination of Employee's employment.

         4.2 COOPERATION. Following any termination of employment, Employee shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Employee shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Employee's employment by the Company.

5.       INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY
         INFORMATION.

         5.1 PROPRIETARY INFORMATION. Employee hereby covenants, agrees and acknowledges as follows:


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                  (a) The Company is engaged in a continuous program of
         research, design, development, production, marketing and servicing with respect to its business.

                  (b) Employee's employment hereunder creates a relationship of confidence and trust between Employee and the Company with respect to certain information pertaining to the business of the Company or pertaining to the business of any customer of the Company which may be made known to the Employee by the Company or by any customer of the Company or learned by the Employee during the period of Employee's employment by the Company.

                  (c) The Company possesses and will continue to possess information that has been created, discovered or developed by, or otherwise becomes known to it (including, without limitation, information created, discovered or developed by, or made known to, Employee during the period of Employee's employment or arising out of Employee's employment and which pertains to the Company's actual or contemplated business, products, intellectual property or processes) or in which property rights have been or may be assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged and is treated by the Company as confidential.

                  (d) Any and all inventions, products, discoveries, improvements, processes, manufacturing, marketing and services methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registrable under copyright or similar statutes, made, developed or created by Employee (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of Employee's employment by the Company which pertains to the Company's actual or contemplated business, products, intellectual property or processes (collectively hereinafter referred to as "Developments"), shall be the sole property of the Company and will be promptly and fully disclosed by Employee to the Board without any additional compensation therefor, including, without limitation, all papers, drawings, models, data, documents and other material pertaining to or in any way relating to any Developments made, developed or created by Employee as aforesaid. The Company shall own all right, title and interest in and to the Developments and such Developments shall be considered "works made for hire" for the Company under US Copyright Law. If any of the Developments are held for any reason not to be "works made for hire" for the Company or if ownership of all right, title and interest in and to the Developments has not vested exclusively and immediately in the Company upon creation, Employee irrevocably assigns, without further consideration, any and all right, title and interest in and to the Developments to the Company, including any and all moral rights, and "shop rights" in the Developments recognized by applicable law. Employee irrevocably agrees to execute any document requested by the Company to give effect to this
         Section 5.1 such as an assignment of invention or other general assignments of intellectual property rights, without additional compensation therefor.



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                  (e) Employee will keep confidential and will hold for the
         Company's sole benefit any Development which is to be the exclusive property of the Company under this Section 5.1 irrespective of whether any patent, copyright, trademark or other right or protection is issued in connection therewith.

                  (f) Employee also agrees that Employee will not, without the prior approval of the President and CEO, use for Employee's benefit or disclose at any time during Employee's employment by the Company, or thereafter, except to the extent required by the performance by Employee of Employee's duties, any information obtained or developed by Employee while in the employ of the Company with respect to any Developments or with respect to any customers, clients, suppliers, products, services, prices, employees, financial affairs, or methods of design, distribution, marketing, service, procurement or manufacture of the Company or any confidential matter, except information which at the time is generally known to the public other than as a result of disclosure by Employee not permitted hereunder. Notwithstanding the foregoing, the following will not constitute confidential information for purposes of this Agreement: (i) information which is or becomes publicly available other than as a result of disclosure by the Employee; (ii) information designated in writing by the Company as no longer confidential; or (iii) information known by Employee as of the date of this Agreement and identified as such in writing to the Board. Employee will comply with all intellectual property disclosure policies established by the Company from time to time with respect to the Company's confidential information, including with respect to Developments.

         5.2 NON-DISCLOSURE OF THIRD PARTY INFORMATION. Employee represents, warrants and covenants that Employee shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Employee acknowledges and agrees that any violation of this provision shall be grounds for Employee's immediate termination and could subject Employee to substantial civil liabilities and criminal penalties. Employee further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Employee to disclose or use any such third party proprietary information or trade secrets.

         5.3 INJUNCTIVE RELIEF. Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 5 would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach.

6.       LIMITED AGREEMENT NOT TO COMPETE OR SOLICIT.

         6.1 NON-COMPETITION. During the term of this Agreement, and for 12 months after the termination of Employee's employment with the Company for any reason, unless mutually agreed otherwise by the Employee and the Company, Employee shall not, directly or indirectly, work as an employee, consultant, agent, principal, partner, manager,


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officer, or director for any person or entity who or which engages in a substantially similar business as the Company. For purposes of this Agreement, the Company is currently engaged in the business of designing, developing, providing and selling video communication services.

         6.2 NON-SOLICITATION. Employee shall not, during his employment and for a period of 12 months immediately after termination of his employment, for any reason, either directly or indirectly: (a) call on or solicit for similar services, or, encourage or take away any of the Company's customers or potential customers about whom Employee became aware or with whom Employee had contact as a result of Employee's employment with the Company, either for benefit of Employee or for any other person or entity; or (b) solicit, induce, recruit, or encourage any of the Company's employees or contractors to leave the employ of the Company or cease providing services to the Company on behalf of the Employee or on behalf of any other person or entity; or (c) hire for himself or any other person or entity any employee who was employed or engaged by the Company within six months prior to the termination of Employee's employment.

         6.3 LIMITATIONS; REMEDIES. The Employee further agrees that the limitations set forth in this Section 6 (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the businesses of the Company. The Employee agrees that the lack of territorial limit is reasonable given the global reach of the Company. If any of the restrictions contained in Sections 6.1 and 6.2 are deemed by a court or arbitrator to be unenforceable by reason of the extent, duration or geographic scope thereof, or otherwise, then the parties agree that such court or arbitrator may modify such restriction to the extent necessary to render it enforceable and enforce such restriction in its modified form. The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach.

7.       ALTERNATIVE DISPUTE RESOLUTION.

         The Company and Employee mutually agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, or any other dispute between the parties arising from or related to Employee's employment with the Company, shall be submitted to mediation before a mutually agreeable mediator. In the event mediation is unsuccessful in resolving the claim or controversy, such claim or controversy shall be resolved by arbitration

         Company and Employee agree that arbitration shall be held in New Jersey, before a mutually agreed upon single arbitrator licensed to practice law, in accordance with the rules of the American Arbitration Association. The arbitrator shall have authority to award or grant legal, equitable, and declaratory relief. Such arbitration shall be final and binding on the parties. If the parties are unable to agree on an arbitrator, the matter shall be submitted to the American Arbitration Association solely for appointment of an arbitrator.


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         The claims covered by this Agreement ("Arbitrable Claims") include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract (including this Agreement) or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or other law, statute, regulation, or ordinance, except claims excluded in the following paragraph. The parties hereby waive any rights they may have to trial by jury in regard to Arbitrable Claims.

         Claims Employee may have for Workers' Compensation State disability or unemployment compensation benefits are not covered by this Agreement. Also not covered is either party's right to obtain provisional remedies, or interim relief from a court of competent jurisdiction.

         Arbitration under this Agreement shall be the exclusive remedy for all Arbitrable Claims. This agreement to mediate and arbitrate survives termination of Employee's employment.

8.       AMENDMENTS; WAIVERS; REMEDIES.

         This Agreement may not be amended or waived except by a writing signed by Employee and by a duly authorized representative of the Company. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

9.       ASSIGNMENT; BINDING EFFECT.

         9.1 ASSIGNMENT. The performance of Employee is personal hereunder, and Employee agrees that Employee shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

         9.2 BINDING EFFECT. Subject to the foregoing restriction on assignment by Employee, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Employee.

10.      SEVERABILITY.

         If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and


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effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

11.      TAXES.

         All amounts paid under this Agreement (including without limitation Base Salary) shall be reduced by all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

12.      GOVERNING LAW.

         The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to New Jersey conflict of laws principles.

13.      INTERPRETATION.

         This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

14.      OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT.

         The parties agree that any and all of the Employee's and the Company's obligations under this agreement, shall survive the termination of employment and the termination of this Agreement.

15.      AUTHORITY.

         Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

16.      ENTIRE AGREEMENT.

         This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom. Employee acknowledges Employee has had the opportunity to consult legal counsel concerning this Agreement, that Employee has read and understands the Agreement, that Employee is fully aware of its legal effect, and that Employee has entered into it freely based on


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Employee's own judgment and not on any representations or promises other than those contained in this Agreement.

         In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

GLOWPOINT, INC.

/s/ David C. Trachtenberg         /s/ Joseph Laezza
-------------------------         -----------------
David C. Trachtenberg             Joseph Laezza
President and CEO